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                                                           Exhibit 8(b)(vii)(d)

              AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 4 TO THE AGREEMENT by and among Lincoln Life & Annuity Company of New York (the "Company"), a New York life insurance company, and the T. Rowe Price International Series, Inc., a corporation organized under the laws of Maryland, T. Rowe Price Equity Series, Inc., a corporation organized under the laws of Maryland (which together with the T. Rowe Price International Series, Inc. shall be collectively referred to as the "Funds") and T. Rowe Price Investment Services, Inc. (hereinafter the "Underwriter"), a Maryland corporation is effective as of February 9, 2011

     WHEREAS, the Company, the Fund and Underwriter are parties to that certain Participation Agreement dated October 1, 1996, as amended, (the "Agreement"); and

     WHEREAS, the parties desire to add T. Rowe Price Equity Series, Inc. as a party to the Participation Agreement; and

     WHEREAS, T. Rowe Price Equity Series, Inc. desires to become a party to the Participation Agreement (which together with the T. Rowe Price International Series, Inc. shall be collectively referred to as the "Funds"); and

     WHEREAS, the Company, the Fund and Underwriter desire to add language to the Agreement relating to processing orders via the National Securities Clearing Corporation ("NSCC"); and

     WHEREAS, the parties desire to amend Schedule A of the Agreement;

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

     1. The parties do hereby agree to add T. Rowe Price Equity Series, Inc.
        as a party to the Participation Agreement, with the same rights and obligations as afforded to and undertaken by T. Rowe Price International Series, Inc. in the Participation Agreement.

     2. T. Rowe Price Equity Series, Inc. hereby agrees to be added as a party to the Participation Agreement, with the same rights and obligations as are afforded to and undertaken by T. Rowe Price International Series, Inc. in the Participation Agreement.

     3. Article I of the Agreement is revised by the addition of the following language:

     1.12 If transactions in Fund shares are to be entered and settled through the NSCC's Fund/SERV system, at a time agreed to by all parties, the following provisions shall apply:

           "(1)   Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized

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     communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system ("Networking").

            (2)   Each party to this Agreement represents that:

                  (i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform its obligations with respect to the NSCC, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements it maintains.

                  (ii) it has the necessary and adequate personnel, space, data processing capacity or other operational capability, facilities and equipment to perform its duties and obligations hereunder in accordance with the terms of this amendment, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the Fund's and Contract's prospectuses and SAIs, and customary industry standards.

            (3) For each Fund/SERV transaction, including transactions establishing accounts with the Underwriter or its affiliates, the Company shall provide the Funds and Underwriter or its affiliates with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Underwriter or the Funds to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

            (4) Fund/SERV instructions will be transmitted by the Company to the NSCC by 6:00 a. m. EST. ("Cut Off") on the next Business Day after the Company receives such instructions from the Account/Contractholders, provided such instructions are received by the Company in good order prior to the closing of the New York Stock Exchange ("Close of Trading") (normally 4:00 p.m. Baltimore time). In the event the Company is unable to transmit Fund/SERV instructions by the Cut Off, the Company shall notify the Underwriter by phone by 8:30 a.m. of such Fund/SERV instructions, and the Underwriter shall price protect such trades; provided, however, settlement may be delayed until the following Business Day (trade date +2). The Company warrants that all Fund/SERV instructions the Company transmits to NSCC for processing were received by the Company from Account/ Contractholder by Close of Trading. The Company shall transmit payment for purchase of Fund/SERV instructions to NSCC the same Business Day (trade date +1) after receipt of Fund/SERV instructions to purchase shares is made in accordance with the provisions of Section 1.12 (4) hereof; provided, however, Fund/SERV instructions transmitted after the Cut Off may delay payment until trade date +2. If Underwriter has not received payment by such applicable dates, the purchase may be canceled and the Company shall be responsible for any losses incurred by the Fund as a result of such cancellation. Payment of redemptions shall be transmitted via the NSCC to the Company on the same Business Day (trade date +1) as the instructions were transmitted via Fund/SERV; provided, however, Fund/SERV instructions transmitted after the Cut Off may delay payment until trade date + 2. Daily share balance confirmations will be provided by T.Rowe Price via the Fund/SERV networking system.

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            (5)   In the event the Company seeks to correct or cancel a
     previously placed Fund/SERV instruction after the Cut-Off, such cancellation or correction must be approved by the Underwriter and will be processed outside of NSCC. The Underwriter shall have complete and sole discretion as to whether or not to allow the cancellation or correction to be made. The Company agrees to promptly pay each Fund the amount of any loss incurred by the Fund as a result of such cancellation or correction.

            (6) The Underwriter and the Funds reserve the right, in their sole discretion, to reject or cancel:

            (a) any Fund/SERV instruction for the purchase of shares, including Fund/SERV instructions that have been confirmed through NSCC;

            (b) any Fund/SERV instruction received: (a) in connection with an Account if such Account's registration is pending with NSCC; and (b) in connection with an Account prior to receipt of such Account's registration information.

            (7) At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party's employees and agents."

     4. Schedule A of the Agreement is deleted and replaced in its entirety by the attached Schedule A.

     4. All other terms of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

COMPANY:                        LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                                By its Authorized Officer

                                By:  /s/ Daniel R. Hayes
                                     ---------------------
                                Name:    Daniel R. Hayes
                                Title:   Vice President


                                T. ROWE PRICE INTERNATIONAL SERIES, INC.
                                By its authorized officer

                                By: /s/ David Oestreicher
                                    -----------------------
                                Name:   David Oestreicher
                                Title:  Vice President


                                T. ROWE PRICE EQUITY SERIES, INC.
                                By its authorized officer

                                By: /s/ David Oestreicher
                                    -----------------------
                                Name:   David Oestreicher
                                Title:  Vice President


                                T. ROWE PRICE INVESTMENT SERVICES, INC.
                                By its authorized officer

                                By: /s/ Darrell N. Braman
                                    -----------------------
                                Name:   Darrell N. Braman
                                Title:  Vice President?

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                                    SCHEDULE A
                        EFFECTIVE AS OF FEBRUARY 9, 2011

NAME OF SEPARATE ACCOUNT AND DATE                      CONTRACTS FUNDED BY
ESTABLISHED BY BOARD OF DIRECTORS                        SEPARATE ACCOUNT               DESIGNATED PORTFOLIOS
---------------------------------                      -------------------              ---------------------
Lincoln Life & Annuity Variable Annuity Account L      Group Variable Annuity           T. Rowe Price International Series, Inc.
July 24, 1996                                                                           T. Rowe Price International Stock Portfolio
                                                                                        T. Rowe Price Equity Series, Inc.

Lincoln Life & Annuity Flexible Premium Variable       Lincoln Corporate Private        T. Rowe Price Mid-Cap Growth Portfolio
Life Account Z                                         Solution                         T. Rowe Price Equity Income Portfolio
June 21, 2006                                                                           T. Rowe Price International Series, Inc.
                                                                                        T. Rowe Price International Stock Portfolio